EDEN ENERGY CORP.

1925 – 200 Burrard Street

Vancouver, BC V6C 3L6

NEWS RELEASE

Eden Energy Corp. announces tie-in of first wells in White River Dome Field, Piceance Basin, Colorado

VANCOUVER, December 19, 2006 -- Eden Energy Corp. (OTCBB: EDNE) is pleased to announce that the first two wells in the Company’s White River Dome project in Colorado have been completed and tied-in. The Company is currently installing surface facilities for water handling and first production is expected before the end of December. Eden Energy has a 75% working interest in the White River Dome project, subject to the terms announced previously.

In the LF 17-21 well, 65 feet of Williams Fork sand and Cameo coal were perforated and fracture stimulated in three stages. Shut-in tubing pressure is approximately 1150 psi.

In the LF 17-42 well, 40 feet of the Cameo coal section were perforated and fracture stimulated in two stages. There are approximately 45 feet of Williams Fork sand behind pipe that the Company intends to complete upon returning to the area next spring. Shut-in tubing pressure is approximately 1100 psi.

Donald A. Sharpe, president of Eden Energy Corp commented: “We’re happy with the results in these wells and we continue to believe the White River Dome project will provide Eden with a number of low risk development wells over the coming years. We are especially pleased to have been able to get these wells drilled and ready to produce before the area is shut down for the winter. Our plan is to produce these wells through the winter and then to come back to the area on May 1st, 2007 with an aggressive drilling plan of at least eight wells for next year.”

Nevada, USA:

Noah Project:

The Company is continuing to review its exploration data with its partner, Cedar Strat Corp., and expects to be able to make further announcements within the next few months.

Southern Frontier Project:

The Company has secured the additional 50% interest held by a partner in the Cherry Creek prospect in White Pine County, Nevada. In exchange Eden will receive $200,000 and will relinquish its interest in the Big Sand Spring Valley prospect and assign the leases to its partner. Eden intends to continue exploration work on the Cherry Creek prospect where it has identified a number of structural features up-dip of existing wells that have oil and gas shows. Eden purchased an additional 2400 acres of leases in the Cherry Creek area at the December 12, 2006 land sale.

Alberta, Canada:

Chinchaga Project:

The Company has been advised by Tasman Exploration Ltd., the operator of the Chinchaga Prospect that it has signed a drilling contract for the resumption of drilling on its first well location, and has also reserved the drilling rig for two additional wells. The rig began moving to the Chinchaga location on December 19th and is expected to spud on December 27th. The initial well will be drilled to a depth of approximately 8900 feet to evaluate the Slave Point gas potential pursuant to a Farmout and Option

Agreement dated March 7, 2006 with the Company, Suncor Energy Inc. and others. The Chinchaga exploration wells are in a winter only location. The first well was initially spudded March 2006 but drilling was suspended due to the approach of spring break-up.

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted rollover structures, and an excellent potential reservoir rock. The area is similar to thrust belts and basins throughout the world, which contain approximately one quarter of the world's proven reserves of oil and gas. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the low risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the drilling and completion of further wells in the White Ruver Dome Project, any future production, reserves and well life in the White Ruver Dome Project, the reservoir and resource potential of the Noah and Chinchaga prospects, and recommencement of drilling on the Chinchaga prospect.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com